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                                  EXHIBIT 11.1

                              PRI AUTOMATION, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE
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


                                                               THREE MONTHS ENDED
                                                               ------------------
                                                    JUNE 29, 1997                  JUNE 30, 1996
                                                    -------------                  --------------
                                                                 FULLY                       FULLY
TYPE OF SECURITY                                 PRIMARY        DILUTED       PRIMARY       DILUTED
----------------                              --------------  ------------  ------------  ------------

 Common stock outstanding, beginning of
  the period................................     14,817,306    14,817,306    14,375,924    14,375,924
 Weighted average common stock issued
  during the period.........................         71,029        71,028       103,224       134,484
 Assumed exercise of common stock warrants..             --            --            --            --
 Assumed exercise of common share options...      1,435,520     1,435,520     1,289,216     1,289,216
 Less:  Purchase of common stock under the
  treasury stock method.....................       (571,569)     (477,055)     (573,454)     (562,936)
                                                -----------   -----------   -----------   -----------
 Weighted average number of common and
   common equivalent shares outstanding(1)..     15,752,286    15,846,799    15,194,910    15,236,688
                                                ===========   ===========   ===========   ===========
 Net income per common share................          $0.28         $0.28         $0.23         $0.23
                                                ===========   ===========   ===========   ===========
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                                                               NINE MONTHS ENDED
                                                               ------------------
                                                    JUNE 29, 1997                  JUNE 30, 1996
                                                    -------------                  --------------
                                                                 FULLY                       FULLY
TYPE OF SECURITY                                 PRIMARY        DILUTED       PRIMARY       DILUTED
----------------                              --------------  ------------  ------------  ------------
 Common stock outstanding, beginning of
  the period................................     14,570,920    14,570,920    13,996,532    13,996,532
 Weighted average common stock issued
  during the period.........................        167,331       185,330       291,102       333,970
 Assumed exercise of common stock warrants..             --            --        78,338        78,338
 Assumed exercise of common share options...      1,496,579     1,501,902     1,209,518     1,211,648
 Less:  Purchase of common stock under the
  treasury stock method.....................       (614,752)     (569,224)     (428,414)     (424,030)
                                                -----------   -----------   -----------   -----------
 Weighted average number of common and
   common equivalent shares outstanding(1)       15,620,078    15,688,928    15,147,076    15,196,458
                                                 ===========   ===========   ===========   ===========
 Net income per common share................    $      0.79   $      0.78   $      0.66   $      0.66
                                                ===========   ===========   ===========   ===========

   (1) Reflects a two-for-one stock split effective May 2, 1997


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